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

                                                                                                               EXHIBIT 12
                                               PACIFIC TELESIS GROUP
                                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                Dollars in Millions



                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEAR ENDED DECEMBER 31,
                                              ---------------------  -----------------------------------------------------
                                                1997        1996        1996        1995      1994       1993       1992
                                             ---------   ---------  ------------------------------------------------------
Income (Loss) From Continuing Operations Before
   Income Taxes and Cumulative Effect of
   Accounting Changes*                        $(1,056)   $ 1,052     $  1,798    $  1,611   $ 1,793    $   201    $  1,782
     Add:  Interest Expense                       209        229          455         442       455        509         506
          Dividends on Preferred Securities        40         19           60           -         -          -          -
          1/3 Rental Expense                       36         25           51          31        43         40          44
                                              ---------   --------   ---------   ---------  --------   --------  ----------

     Adjusted Earnings                        $  (771)    $1,325     $  2,364    $  2,084   $ 2,291    $   750    $  2,332
                                              =========   ========   =========   =========  ========   ========  ==========

Total Interest Charges                        $  272      $  229     $    455    $    442   $   455    $   509    $    510
Dividends on Preferred Securities                 40          19           60           -         -          -          -
1/3 Rental Expense                                36          25           51          31        43         40          44
                                              ---------   --------   ---------   ---------  --------   --------  ----------

     Adjusted Fixed Charges                   $  348      $  273     $    566    $    473   $   498    $   549    $    554
                                              =========   ========   =========   =========  ========   ========  =========

Ratio of Earnings to Fixed Charges              (2.22)       4.85        4.18        4.41      4.60       1.37       4.21

*Excluding undistributed earnings on investments accounted for under the equity method.

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